Exhibit 5.5

1180 Peachtree Street Atlanta, Georgia 30309 www.kslaw.com

King & Spalding LLP Direct Dial: 404/572-4600 Direct Fax: 404/572-5132 www.kslaw.com

March 21, 2012

CHS/Community Health Systems, Inc.

4000 Meridian Blvd.

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special Georgia counsel to (a) QHG Georgia Holdings, Inc., a Georgia corporation and (b) QHG Georgia, LP, a Georgia limited partnership (collectively, the “Georgia Subsidiary Guarantors”), in connection with (i) the proposed issuance by CHS/Community Health Systems, Inc., a Delaware corporation (“CHS”) of $2,000,000,000 of 8.000% Senior Notes Due 2019 (the “Exchange Securities”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of CHS’s outstanding $2,000,000,000 of 8.000% Senior Notes Due 2019 (the “Initial Securities”), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Securities (the “Exchange Guarantees”) by Community Health Systems, Inc., a Delaware corporation (the “Parent”) and each subsidiary of CHS (the “Subsidiary Guarantors”) that executed the Indenture (the “Guarantors”), and (iii) the preparation of the Registration Statement on Form S-4 filed by CHS and the Guarantors with the Securities and Exchange Commission on or about March 21, 2012 (the “Registration Statement”), for the purpose of registering the Exchange Securities and the Exchange Guarantees under the Securities Act.

The Initial Securities have been, and the Exchange Securities will be, issued pursuant to that certain Indenture dated as of November 22, 2011 between CHS, the Parent, those Subsidiary Guarantors parties to the Indenture (including the Georgia Subsidiary Guarantors) and the U.S. National Bank Association, as trustee. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Indenture.

(b)	the Exchange Securities in the form included in the Indenture.

(c)	the terms of the Exchange Guarantees as contained in Article 10 of the Indenture.

We have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such documents, records, agreements and certificates as we have considered relevant hereto. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that each agreement referred to in this letter has been duly authorized, executed and delivered by, and is a legal, valid, binding and enforceable obligation of, each party thereto other than the Georgia Subsidiary Guarantors. We have also relied, as to various matters relating to this opinion, on certificates of public officials and officers of the Georgia Subsidiary Guarantors. We deliver our opinion in reliance upon the certificate of the Secretary of each of the Georgia Subsidiary Guarantors dated March 21, 2012 and delivered to our firm.

Additionally, we have, with your consent, assumed and relied upon the following without undertaking any independent investigation or inquiry:

(a) with respect to the factual matters set forth herein, the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us;

(b) Each of CHS, the Parent and the Subsidiary Guarantors other than the Georgia Subsidiary Guarantors is duly organized, validly existing and in good standing under the laws of all jurisdictions where each is conducting its business or otherwise required to be so qualified to do business and has full power and authority to execute, deliver and perform under the agreements referenced herein, and all such documents have been duly and validly authorized, executed and delivered by CHS, the Parent and the Subsidiary Guarantors other than the Georgia Subsidiary Guarantors; and

(c) the absence of duress, fraud or mutual mistake of material facts on the part of parties to the agreements referenced herein.

In respect to representations, statements and certificates referred to above, we have not undertaken to verify independently the representations, statements and certifications made; provided, however, that we are not aware of any facts or circumstances affecting the accuracy of such representations, statements or certifications. The opinion set forth in paragraph 1 below as to the existence of each of the Georgia Subsidiary Guarantors is based solely on a review of the certificates of public officials delivered to you this date.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. Insofar as the Indenture invokes the laws of any state or jurisdiction other than Georgia as applicable to the construction, validity, binding effect or enforceability of the Indenture, we have assumed, with your consent, that the laws of such state or jurisdiction do not differ from Georgia law with respect to such matters. No opinion is expressed with respect to the enforceability of any choice of law provision. Subject to the qualifications and limitations expressed herein, in our opinion:

1. QHG Georgia Holdings, Inc. is a corporation validly existing under the laws of State of Georgia. QHG Georgia, LP is a limited partnership validly existing under the laws of the State of Georgia.

2. QHG Georgia Holdings, Inc. has all requisite corporate power and authority to execute and deliver and to perform its obligations under the Indenture. QHG Georgia, LP has all requisite limited partnership power and authority to execute and deliver and to perform its obligations under the Indenture.

3. Each Georgia Subsidiary Guarantor has taken all necessary corporate or partnership action to duly authorize the execution, delivery and performance of the Indenture.

This opinion has been furnished to you pursuant to the Indenture. We hereby consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Kirkland & Ellis LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by Georgia law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

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This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

Very truly yours,

/s/ King & Spalding LLP
King & Spalding LLP